Supply agreement

—

Impression Healthcare Limited (Customer)
Axim Biotechnologies Inc. (Supplier)

—

Details

Date	May 31, 2019

Parties

Name	**Impression Healthcare Limited**
ACN	096635246
Short form name	**Customer**
Notice details	13 Central Avenue Moorabbin VIC 3189 Australia Email: glenn@impression.healthcare Attention: Glenn Fowles

Name	**Axim Biotechnologies Inc.**
Short form name	**Supplier**
Notice details	45 Rockefeller Plaza 20th Floor, Suite 83 New York NY 10111 United States of America Email: ganastassov@aximbiotech.com and lchangoer@aximbiotech.com Attention: George Anastassov and Lekhram Changoer

Background

A Customer wishes to obtain certain medical products for use in a Clinical Trial, as more fully described in Schedule 3, and subsequent commercial supply in Australia and New Zealand on an exclusive basis.

B Supplier has agreed to provide those products to Customer, on the terms and conditions of this agreement.

Agreed terms

1. Defined terms & interpretation

1.1 Defined terms

In this agreement:

Additional Product means:

(a) any products manufactured by Supplier as at the Commencement Date and not listed in Schedule 1; and

(b) any products developed by Supplier on or after the Commencement Date.

Adverse Drug Experience means any untoward medical occurrence in a patient or clinical investigation subject administered the Products, regardless of causation.

Business Day means:

(a) for receiving a notice under clause 0, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b) for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in Melbourne, Australia.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Clinical Trial means the clinical trial yet to be named sponsored by the Customer, which is designed to evaluate the safety and efficacy of the Product and as described in Schedule 3.

Commencement Date means the date on which this agreement has been duly executed by both parties.

Confidential Information of a Disclosing Party means:

(a) the following information, regardless of its form and whether the Receiving Party becomes aware of it before or after the date of this agreement:

  (i) information that is by its nature confidential;

  (ii) information that is designated by the Disclosing Party as confidential; and

  (iii) information the Receiving Party knows, or ought to know, is confidential;

(b) all notes and other records prepared by the Receiving Party based on or incorporating information referred to in paragraph (a); and

(c) all copies of the information, notes and other records referred to in paragraphs (a) and (b),

but excludes information that:

(d) the Receiving Party creates (whether alone or jointly with any third person) independently of the Disclosing Party; or

(e) is public knowledge (otherwise than as a result of a breach of confidentiality by the Receiving Party or any of its permitted disclosees).

Defect means any defect in a Product upon delivery or during the Shelf Life of the Product (provided that such defect did not manifest due to any failure by Customer to comply with any storage and handling requirements specified by Supplier) such that the whole or part of the Product does not comply with, or cannot be used in accordance, with the Specifications and **Defective** has a corresponding meaning.

Disclosing Party means a party who discloses or makes available Confidential Information to a Receiving Party.

Government Agency means any government or any public, statutory, governmental (including a local government), semi-governmental or judicial body, bureau, agency, entity, department or authority and includes any self-regulatory organisation established under statute and any Regulatory Authority.

Intellectual Property Rights means all intellectual property rights, including the following rights:

(a) patents, copyright, rights in circuit layouts, designs, moral rights, trade and service marks (including goodwill in those marks), domain names and trade names and any right to have Confidential Information kept confidential;

(b) any application or right to apply for registration of any of the rights referred to in paragraph (a); and

(c) all rights of a similar nature to any of the rights in paragraphs (a) and (b) that may subsist anywhere in the world (including Australia),

whether or not such rights are registered or capable of being registered.

Law means any applicable statute, regulation, by-law, ordinance or subordinate legislation in force from time to time in the relevant jurisdiction and includes the common law and equity as applicable from time to time and any applicable industry codes of conduct.

Marketing Authorisation means, with respect to a Product, all registrations, approvals, permits, authorisation or licences provided by the applicable Regulatory Authority in the relevant part of the Territory that are necessary for the importation, storage, promotion, marketing, sale, distribution or other commercialisation of that Product in that part of the Territory (including applicable approvals of labelling, price and reimbursement for that Product in the relevant part of the Territory), including any amendment or supplement.

Material means any documentation, documented methodology or process or other material, in whatever form, including reports, specifications, product information or safety documents, training materials, marketing material and instructions.

Medsafe means the New Zealand Medicines and Medical Devices Safety Authority, a business unit of the Ministry of Health and the authority responsible for the regulation of therapeutic products in New Zealand.

Personnel means, in relation to a person or entity, its officers, employees, contractors, agents and advisers.

PHARMAC means the Pharmaceutical Management Agency of New Zealand.

Product means the cGMP compliant product specified in Schedule 1.

Receiving Party means a party to this agreement who obtains Confidential Information of the other party to this agreement.

Regulatory Authority means any multinational, national, federal, state, municipal or local regulatory agency, department, bureau, Government Agency, or other person responsible for:

(a) issuing regulatory approvals, licenses, permits, registrations or authorisations for therapeutic substances;

(b) for enacting, monitoring and/or enforcing applicable Law or regulations relating to the use, importation, manufacture, storage, promotion, marketing, sale, distribution or other commercialisation of therapeutic substances including without limitation:

  (i) in Australia, the TGA and the Pharmaceutical Benefits Advisory Committee; and

  (ii) in New Zealand, Medsafe and PHARMAC.

Serious Adverse Event means any untoward medical occurrence that at any dose:

(a) results in death;

(b) is life-threatening. For the purpose of the definition of 'serious', the term 'life-threatening' refers to an event/reaction in which the patient was at risk of death at the time of the event/reaction; it does not refer to an event/reaction which hypothetically might have caused death if it were more severe;

(c) requires inpatient hospitalisation or results in prolongation of existing hospitalisation;

(d) results in persistent or significant disability/incapacity;

(e) is a congenital anomaly/birth defect; or

(f) is a medically important event or reaction.

Shelf Life means, in respect of a Product, the shelf life specified in Schedule 1.

Specification means the specification for the relevant Product:

(a) prior to the Product receiving Marketing Authorisation, as referred to in Schedule 1; and

(b) following the Product receiving Marketing Authorisation, approved by the TGA,

which may include specifications for packaging material, labelling and product information.

Supplier Material means all information and Material provided to Customer by Supplier under this agreement.

Supplier Pre-Existing IPR is defined in clause 25.2(a).

Taxes means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged, together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

Term means the duration of this agreement as determined in accordance with clause 3.

Territory means Australia and New Zealand.

TGA means the Australian Therapeutic Goods Administration, as defined in the *Therapeutic Goods Act 1989* (Cth).

Trial Participant means an individual participating in the Clinical Trial.

1.2 Interpretation

In this agreement, except where the context otherwise requires:

(a) the singular includes the plural and vice versa, and a gender includes other genders;

(b) another grammatical form of a defined word or expression has a corresponding meaning;

(c) a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d) a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e) a reference to **A$**, **$A**, **dollar** or **$** is to Australian currency;

(f) a reference to time is to Melbourne, Australia time;

(g) a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h) a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j) a word or expression defined in the *Corporations Act 2001* (Cth) has the meaning given to it in the *Corporations Act 2001* (Cth);

(k) the meaning of general words is not limited by specific examples introduced by **including, for example** or similar expressions;

(l) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(m) if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3 Headings

Headings are for ease of reference only and do not affect interpretation.

2. Precedence of documents

2.1 Composition

This agreement consists of:

(a) clauses 0 to 0;

(b) the schedules to this agreement; and

(c) any document annexed to, or incorporated by reference into, this agreement or the schedules to this agreement.

(d)

2.2 Inconsistency

If there is any inconsistency or conflict between the provisions of any of the documents listed in clause 0, then the provisions of an earlier mentioned document will prevail to the extent of an inconsistency or conflict with the provisions of a document that is lower down in that list.

Part A - Relationship and term

3. Term

This agreement:

(a) begins on the Commencement Date and continues for one (1) year.

(b) Will automatically renew for additional one (1) terms unless terminated in accordance with section 33.4.

(c) May be terminated for any reason in accordance with section 33.4.

4. Exclusivity

(a) Supplier agrees to supply the Product exclusively to the Customer in the Territory.

(b) Supplier must not sell, supply or offer to sell or supply:

(i) the Product; or

any third party located in the Territory; or any third party for distribution or use in the Territory, during the Term.

(c) The Parties agree that in consideration of the grant of exclusivity as set out in this Section 4, Customer will issue to Supplier 2,000,000 fully paid ordinary shares of Impression Healthcare Limited. The shares must be issued within 10 business days of the date this agreement is executed by the parties.

5. Addition of Products

Upon the written approval of both Parties, Additional Product(s) may be added to an amended version of Schedule 1 to this Agreement.

6. First right of refusal

During the Term of this Agreement, Supplier must offer Customer a first right to negotiate a right to distribute any Additional Product(s) in the Territory as follows:

(a) Supplier must provide Customer with 30 days prior written notice of its intention to distribute or sell an Additional Product(s) in the Territory;

(b) Within the paragraph (a) 30 days notice period, the Parties shall negotiate reasonably and in good faith to agree an amendment to Schedule 1 to include the Additional Product(s);

(c) In the event the parties cannot agree an amendment to Schedule 1 within the paragraph (a) 30 days notice period, the Supplier may utilize any third party to allow such third party to distribute the Additional Product(s) in the Territory.

Part B – Forecasts, orders and supply

7. Forecasts

(a) Customer will provide Supplier with:

(i) an initial non-binding forecast of its anticipated requirements for the Products for the Clinical Trial; and

(ii) following completion of the Clinical Trial, a quarterly non-binding forecast of its anticipated requirements for the Products for the following four quarters,

(each a **Forecast**).

(b) Supplier acknowledges and agrees that Forecasts are indicative only and not binding on Customer. Customer may place orders for more or less than the volume of Products specified in each Forecast.

8. Orders

(a) Customer may order Products from Supplier at any time during the Term by submitting a written order to Supplier specifying:

(i) the order number;

(ii) the Product(s) required;

(iii) the quantity of each Product required;

(iv) the delivery date for the Products ordered; and

(v) the name and address of the recipient to whom the Products are to be delivered.

(b) Supplier is deemed to have accepted each order in full unless within five Business Days of receipt of an order it provides notice in writing to Customer that it rejects the order in full or partially, in which case Supplier must specify in the notice the grounds on which Supplier relies to reject the order.

(c) Supplier must not unreasonably reject an order.

9. Maintenance of stock

Supplier must at all times during the Term maintain sufficient stock to meet the then current Forecast.

10. Supply

10.1 Labelling

(a) Prior to being delivered to Customer, all Products must be labelled as directed by Customer.

(b) Customer will provide all text and images for use on Product labels.

10.2 Delivery

The Products specified in an accepted order must be delivered by Supplier (at its own cost):

(a) on or before the delivery date specified in the order;

(b) to the address specified in the order;

(c) using appropriate transport which does not adversely affect the Products; and

(d) accompanied by appropriate documentation as prescribed by Customer (including an invoice if applicable).

10.3 Title and risk

Title and risk to the Products passes to Customer on delivery

10.4 Defective Products

If Customer discovers that any Products are Defective when delivered by Supplier:

(a) Customer must notify Supplier;

(b) all Products in the relevant batch will be deemed to be Defective;

(c) Supplier must promptly replace the Defective Products at its own cost; and

(d) Supplier must refund any amounts paid by Customer in respect of the Defective Products.

Part C – Clinical Trial and commercial sales

11. Clinical Trial

(a) Prior to each Product receiving Marketing Authorisation, Customer will not supply that Product in the Territory to any person other than a Trial Participant.

(b) Customer must provide copies of the results of the Clinical Trial to Supplier.

(c) Supplier must provide any information or Material reasonably requested by Customer in connection with the conduct of the Clinical Trial.

12. Use of Products following Clinical Trial

Following each Product receiving Marketing Authorisation in the Territory, Customer may supply that Product to any person in accordance with the terms of the Marketing Authorisation.

Part D – Compliance

13. Compliance with Laws

13.1 General compliance

Supplier must at all times:

(a) comply with all Laws that are from time to time relevant or applicable to the manufacture, export and provision of the Products or otherwise relevant or applicable to the performance of Supplier's obligations under this agreement;

(b) ensure that in carrying out its obligations under this agreement, it does not act in a manner that causes Customer to be in non-compliance with or in breach of any applicable Law; and

(c) ensure that its Personnel comply with the obligations imposed under paragraphs (a) and (b).

13.2 Supplier assistance

Customer may determine in its sole discretion what is necessary and required for it to meet any requirements imposed by applicable Laws (**Compliance Requirements**) and Supplier

must provide, to Customer's satisfaction, all support and assistance reasonably necessary for Customer to meet those Compliance Requirements.

13.3 Regulatory Consents

(a) Supplier must obtain and maintain all licences, authorisations, permits, registrations, consents, approvals and permits that are required by Law to be obtained by Supplier to enable Supplier to manufacture, sell and export the Products (**Regulatory Consents**).

(b) Supplier must pay any charges, fees or other amounts payable in order to obtain and maintain all Regulatory Consents.

14. Customer regulatory consents

(a) Customer will maintain all necessary licences, permits, and other authorisations required by Law in order to carry out the Clinical Trial.

(b) Following completion of the Clinical Trial, Customer will apply for and maintain all Marketing Authorisations necessary to distribute the Products in the Territory. All such Marketing Authorisations will be held in Customer's name or the name of Customer's nominee.

(c) Customer will be responsible for all communications with Regulatory Authorities within the Territory in relation to the Products and Marketing Authorisations. Except to the extent required by Law, Supplier must not communicate directly with Regulatory Authorities in the Territory in relation to the Products or Marketing Authorisations without Customer's prior written consent.

(d) Supplier must (at its own cost) promptly provide Customer with:

(i) all information and other Material;

(ii) a sufficient quantity of samples of Products; and

(iii) all other reasonable assistance,

as required by Customer in relation to its applications for Marketing Authorisations or marketing of the Products.

15. Subcontracting

Supplier remains responsible for all obligations, services and functions performed by any subcontractors to the same extent as if those obligations, services and functions were performed by Supplier.

Part E– Product Defects and recalls

16. Notification

Supplier must immediately notify Customer if:

(a) it becomes aware of any Defect in the Products (including their packaging);

(b) it receives a complaint from a Trial Participant or other individual to whom Customer supplies Products in relation to the Products;

(c) it is contacted by any Regulatory Authority in relation to the use of the Products in the Territory;

(d) it becomes aware of any action taken by any Regulatory Authority that affects the manufacture, storage, marketing, sale or distribution of the Products; or

(e) it becomes aware of any amendment or other modification to any Law or of any new Law that may affect the manufacture, storage, marketing, sale or distribution of the Products.

17. Adverse Drug Experiences

(a) Supplier must notify Customer promptly of any Adverse Drug Experiences or other safety issues related to the Products of which it becomes aware.

(b) Without limiting paragraph (a), Supplier must notify Customer of any Serious Adverse Events of which it becomes aware within 24 hours.

18. Voluntary recalls and quarantine

(a) Customer may determine in its sole discretion that any quantity of the Products should be recalled (**Voluntary Recall**) or quarantined (**Voluntary Quarantine**) for any reason relating to the quality of the Product.

(b) If Customer decides to conduct a Voluntary Recall or a Voluntary Quarantine, it will notify Supplier in writing of its decision, the quantity of Product affected by the

Voluntary Recall or the Voluntary Quarantine and the reasons for the Voluntary Recall or the Voluntary Quarantine (**Recall Notice**).

(c) Customer will be responsible for conducting any Voluntary Recall and Voluntary Quarantine. Supplier will cooperate fully with Customer in the conduct of any Voluntary Recall or Voluntary Quarantine.

19. Mandatory Recalls and quarantine

If a Government Agency requires or otherwise initiates a recall (**Mandatory Recall**) or quarantine (**Mandatory Quarantine**) of a Product within the Territory for any reason whatsoever:

(a) Customer will have the right to immediately administer the Mandatory Recall or the Mandatory Quarantine, and Supplier will cooperate fully with Customer in the conduct of any Mandatory Recall or Mandatory Quarantine as reasonably requested by Customer and must not impede Customer from complying with the Mandatory Recall or the Mandatory Quarantine; and

(b) the party who receives notification of the Mandatory Recall or Mandatory Quarantine must notify the other party within one Business Day of receiving notice from the relevant Government Agency.

20. Obligations relating to recalls generally

(a) Supplier must maintain batch traceability records as are sufficient and as may be necessary to permit a Voluntary Recall, Mandatory Recall, Voluntary Quarantine or Mandatory Quarantine of the Products.

(b) In the event of a Voluntary Recall, Mandatory Recall, Voluntary Quarantine or Mandatory Quarantine of the Products for any reason:

(i) Supplier will be liable for the cost of the recall and will:

(A) reimburse Customer for all reasonable costs and expenses of such recall; and

(B) at Customer's election provide replacement quantities of any affected Product to Customer, free of charge,

(C) unless Customer agrees that the sole or predominant reason for the recall of the Product is due to the negligence of Customer or its Personnel (in which case the Customer will be liable for the cost of the recall and any replacement quantities of affected Product); and

(D) notify the Customer within 30 days whether the affected Product should be returned or destroyed;

(ii) Supplier must not provide any information or correspondence to Trial Participants or other individuals to whom Customer supplies the Products without Customer's prior written consent;

(iii) Supplier must provide any information or assistance reasonably requested by Customer in connection with the recall or quarantine; and

(iv) Supplier must use its best endeavours to rectify the cause of the recall or quarantine.

Part F - Financial arrangements

21. Charges and invoicing

21.1 Charges during Clinical Trial

The fees and charges that Supplier may charge Customer for the provision of the Products ordered by Customer in relation to the Clinical Trial are set out in 0.

21.2 Royalty following Clinical Trial

If Customer orders any Products following completion of the Clinical Trial, Customer will pay Supplier a royalty on sales of such Products in the Territory in accordance with 0.

21.3 Invoicing

Supplier must:

(a) issue invoices to Customer in accordance with (and otherwise comply with) the requirements set out in:

  (i) clause 22.2; and

  (ii) 0; and

(b) comply with clause 23 and any other applicable taxation requirements.

22. Payment

22.1 Obligation

If:

(a) an invoice complies with the requirements specified in clause 22.2; and

(b) Customer does not dispute that invoice in accordance with clause 22.3,

Customer must pay that invoice within 30 days of its receipt.

22.2 Invoices

Each invoice issued by Supplier under this agreement must comply with the following requirements:

(a) the invoice must be a tax invoice within the meaning of the *A New Tax System (Goods and Services Tax) Act 1999* (Cth);

(b) the amounts specified in the invoice must be:

  (i) due for payment; and

  (ii) correctly calculated in accordance with this agreement (including in accordance with 0);

(c) Taxes must be disclosed as separate line items on the invoice;

(d) the invoice must be accompanied (where necessary) by documentation that provides evidence that the amounts specified in the invoice are correctly calculated in accordance with this agreement; and

(e) the invoice must be addressed to Customer and identify this agreement.

22.3 Invoice dispute

If Customer disputes the validity of any invoice:

(a) Customer must promptly give Supplier notice of the details and the nature of the dispute;

(b) on Customer's request (which must be made at the same time or promptly after notification of a dispute) Supplier must immediately reissue the invoice for the undisputed amount;

(c) Customer must pay the undisputed amount within 30 days of receipt of the re-issued invoice;

(d) the parties must continue to perform their other obligations under the agreement; and

(e) either party may invoke the dispute resolution procedure set out in clause 0 to attempt to resolve the dispute in relation to the disputed amount.

23. GST

23.1 Defined terms

In this clause 23, a word or expression defined in the *A New Tax System (Goods and Services Tax) Act 1999* (Cth) has the meaning given to it in that Act.

23.2 GST inclusive amounts

For the purposes of this agreement, where the expression **GST inclusive** is used in relation to an amount payable or other consideration to be provided for a supply under this agreement, the amount or consideration will not be increased on account of any GST payable on that supply.

23.3 Consideration GST exclusive

Any consideration to be paid or provided for a supply made under or in connection with this agreement, unless specifically described in this agreement as **GST inclusive**, does not include an amount on account of GST.

23.4 Gross up of consideration

Despite any other provision in this agreement, if a party (**Supply Maker**) makes a supply under or in connection with this agreement on which GST is imposed (not being a supply the consideration for which is specifically described in this agreement as GST inclusive):

(a) the consideration payable or to be provided for that supply under this agreement but for the application of this clause (**GST exclusive consideration**) is increased by, and the recipient of the supply (**Recipient**) must also pay to the Supply Maker, an amount equal to the GST payable by the Supply Maker on that supply; and

(b) the amount by which the GST exclusive consideration is increased must be paid to the Supply Maker by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

23.5 Reimbursement (net down)

If a payment to a party under this agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party is entitled for that loss, cost or expense.

24. Stamp duty and other Taxes

24.1 Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement must be paid by Supplier.

24.2 Other Taxes

Subject to clause 23, all Taxes imposed or levied in connection with this agreement or any transaction contemplated by this agreement will be borne by Supplier.

Part G - Information protection

25. Intellectual Property Rights

25.1 Customer Material

(a) Supplier agrees that Customer will retain all rights, title and interest (including all Intellectual Property Rights) in all Material provided by Customer to Supplier under or in connection with this agreement (**Customer Material**).

(b) Customer grants to Supplier a non-exclusive, non-transferable, royalty-free licence to use the Customer Material solely for the purpose and to the extent necessary for Supplier to manufacture and provide the Products and otherwise comply with its obligations under this agreement. This licence includes a right for Supplier to apply Customer's trade marks to packaging for the Products as directed by Customer.

(c) To avoid doubt, the Customer Material constitutes Confidential Information of Customer (and not Confidential Information of Supplier) for the purposes of this agreement.

25.2 Supplier Material and Supplier Pre-existing IPR

(a) Unless otherwise agreed between the parties:

(i) the Supplier Material; and

(ii) Supplier's other Intellectual Property Rights already existing as at the Commencement Date (**Supplier Pre-Existing IPR**),

will remain with Supplier.

(b) Supplier grants Customer a perpetual, irrevocable, fully paid-up, non-exclusive licence (including a right to sub-license) to use, reproduce and distribute the Supplier Material.

(c) To the extent that Customer needs to use any Supplier Pre-Existing IPR to receive the benefit of the Products or Supplier Material, Supplier grants to Customer a perpetual, irrevocable, fully paid-up, non-exclusive licence to:

(i) use, reproduce and modify; and

(ii) sub-license third parties to use, reproduce and modify,

that Supplier Pre-Existing IPR.

25.3 Notification

Supplier must promptly notify Customer in writing of any claims that the Products, Supplier Material or Supplier Pre-existing IPR infringe any third party Intellectual Property Rights in the Territory or the country in which the Products are manufactured.

25.4 Remedy

If someone claims, or Customer reasonably believes that someone is likely to claim, that all or part of:

(a) the Products;

(b) the Supplier Material; and/or

(c) the Supplier Pre-Existing IPR,

infringe their Intellectual Property Rights or other rights, Supplier must, in addition to the indemnity given by it under clause 31 and any other rights that Customer may have against Supplier, promptly, at Supplier's expense:

(d) use its best efforts to secure the rights for Customer to continue to use the affected Products, Supplier Material or Supplier Pre-Existing IPR (as the case may be) free of any claim or liability for infringement;

(e) (if it is unable, despite using its best efforts, to secure such rights) replace or modify the affected Products, Supplier Material or Supplier Pre-Existing IPR (as the case may be) so that they cease to infringe, provided that Customer agrees to any such modifications.

25.5 Moral rights

To the extent individuals are entitled to assert any moral rights (as conferred under the *Copyright Act 1968* (Cth)), Supplier must obtain from any Supplier Personnel who are authors of copyright Material licensed or supplied to Customer under this agreement, all necessary consents and waivers in writing authorising Customer to do any act or omission that would otherwise infringe that person's moral rights.

25.6 Further action

Supplier must execute such documents or instruments, and do all other things reasonably required by Customer, in order to give effect to the parties' agreement in this clause 25.

26. Confidential Information

26.1 Use and disclosure

A Receiving Party:

(a) may use Confidential Information of the Disclosing Party only for the purposes of this agreement; and

(b) must keep confidential all Confidential Information of the Disclosing Party except:

(i) (in the case of Customer) to the extent required to conduct the Clinical Trial, obtain Marketing Authorisations and distribute the Products;

(ii) for disclosures permitted under this clause 26; and

(iii) to the extent (if any) the Receiving Party is required to disclose any Confidential Information by Law or in accordance with the rules of an applicable stock exchange.

26.2 Use and disclosure of Confidential Information

A Receiving Party may disclose Confidential Information of the Disclosing Party to persons who:

(a) have a need to know for the purposes of this agreement (and only to the extent that each has a need to know); and

(b) before disclosure:

(i) in the case of the Receiving Party's officers and employees, have been directed by the Receiving Party to keep confidential all Confidential Information of the Disclosing Party; and

(ii) in the case of other persons, have agreed in writing with the Receiving Party to comply with substantially the same obligations in respect of Confidential Information of the Disclosing Party as those imposed on the Receiving Party under this agreement, (each a **Direction**).

26.3 Receiving Party's obligations

A Receiving Party must:

(a) ensure that each person to whom it discloses Confidential Information of the Disclosing Party under clause 26.2(b) complies with its Direction; and

(b) notify the Disclosing Party of, and take all steps to prevent or stop, any suspected or actual breach of a Direction

.

26.4 Disclosure required by Law

If a Receiving Party is required by Law to disclose any Confidential Information of a Disclosing Party to a third person (including government) the Receiving Party must:

(a) before doing so:

(i) notify the Disclosing Party; and

(ii) give the Disclosing Party a reasonable opportunity to take any steps that the Disclosing Party considers necessary to protect the confidentiality of that information; and

(b) notify the third person that the information is confidential to the Disclosing Party.

27. Privacy

(a) Supplier agrees to be bound by applicable privacy and data protection Laws with respect to any act done or practice engaged in by Supplier for the purposes of this agreement in the same way and to the same extent as Customer would have been bound by them in respect of that act or practice had it been directly done or engaged in by Customer.

(b) Supplier must (and must ensure that its Personnel) comply with any applicable privacy or data protection Laws and all guidelines issued by applicable privacy offices (and any similar regulatory bodies).

28. Publicity

28.1 No statements without Customer approval

Other than as required by law and/or applicable regulations (including but not limited to the Securities and Exchange Commission), Supplier may not make any public statement or announcement, or issue any press release or like statement, in relation to this agreement or its provision of (or failure to provide) the Products, unless such statement, announcement or press release is approved in writing by Customer prior to it being issued, published or otherwise distributed, as the case may be.

28.2 Advertising and other materials

Without limiting clause 28.1, Supplier must obtain Customer's prior written consent before publicly using any advertising, written sales promotions, press releases, or other publicity matters relating to this agreement, or in which Customer's name is used or may reasonably be inferred.

29. Audit rights and record keeping

29.1 Record keeping

(a) Supplier must keep, for a period of seven years from the date of its creation:

(i) adequate accounts, documents and records in sufficient detail to allow Customer to determine Supplier's compliance with this agreement; and

(ii) without limiting paragraph (i), complete and proper records of its activities under this agreement as required by Law.

(b) If requested by Customer, Supplier must provide its accounts, documents and records to Customer.

(c) Without limiting Supplier's obligation under paragraph (a), Customer may at any time direct Supplier to retain documents or records that Supplier is not then retaining, if Customer considers that the retention of such records is required in order for Customer to confirm Supplier's compliance with this agreement.

29.2 Audit times

Without limiting clause **Error! Reference source not found.**, Customer (or its nominee) may conduct an audit at any time in order to:

(a) assess Supplier's compliance with this agreement; and/or

(b) enable Customer to meet its applicable contractual, regulatory or internal management requirements.

29.3 [Intentionally omitted]

29.4 Supplier assistance

For the purpose of complying with clause 29, Supplier must promptly and efficiently give Customer and its Personnel any assistance they reasonably require. Customer and its Personnel must comply with Supplier's reasonable security requirements notified to them in writing.

29.5 Regulatory Authority audits

Supplier must (and must ensure that its subcontractors) permit Regulatory Authorities to conduct any inspections or audits those Regulatory Authorities request and provide any assistance the Regulatory Authority requests in connection with an inspection or audit.

Part H - Risk allocation

30. Warranties

30.1 Supplier performance-related warranties

Supplier warrants and represents that:

(a) it has:

(i) the necessary experience, skill, knowledge and competence; and

(ii) all necessary rights,

to perform its obligations under this agreement and grant any licences granted or required to be granted under this agreement;

(b) the Products will, when delivered, comply with their Specifications and be free of defects in material and workmanship;

(c) the Products provided under this agreement, will be fit for the purpose consistent with this agreement and of merchantable quality;

(d) Supplier has the right to sell the Products at the time when title to the Products passes to Customer from Supplier in accordance with this agreement;

(e) the expiry date for each Product supplied by Supplier to Customer will be no less than 80% of the Product's Shelf Life as at the delivery date; and

(f) all information provided to Customer under this agreement is accurate and complete;

(g) the provision of the Products, and Customer's possession, use and sale of the Products provided under this agreement, will not infringe the Intellectual Property Rights or other rights of any person; and

(h) it will provide the Products and otherwise perform its obligations under this agreement in accordance with all applicable Laws.

30.2 Supplier general warranties

Supplier warrants and represents that:

(a) its signing, delivery and performance of this agreement will not constitute:

(i) a violation of any judgment, order or decree;

(ii) a material default under any material contract by which it or any of its assets are bound; or

(iii) an event that would, with notice or lapse of time, or both, constitute such a default; and

(b) it has the requisite power and authority to enter into this agreement and to carry out the obligations contemplated by this agreement.

30.3 Customer general warranties

Customer warrants and represents that:

(a) its signing, delivery and performance of this agreement will not constitute:

(i) a violation of any judgment, order or decree;

(ii) a material default under any material contract by which it or any of its assets are bound; or

(iii) an event that would, with notice or lapse of time, or both, constitute such a default; and

(b) it has the requisite power and authority to enter into this agreement and to carry out the obligations contemplated by this agreement.

30.4 Continuous warranties

The warranties in this clause 30 are given with effect from the date of this agreement and at all times during the Term.

31. Indemnity

Supplier indemnifies Customer and its Personnel against all actions, claims, charges, costs (including legal costs on a full indemnity basis), expenses, losses, damages and other liability that they may sustain or incur, directly or indirectly, as a result or as a consequence of:

(a) any Defect or deterioration in the Shelf Life, characteristics, performance, quality or fitness for purpose of any Product that occurs any time before receipt of the Product by Customer;

(b) a breach by Supplier of this agreement (including a breach of any warranty);

(c) any negligent, unlawful, wilful or fraudulent act or omission of Supplier or its Personnel in connection with this agreement;

(d) personal injury (including sickness and death);

(e) loss of, or damage to, tangible property; or

(f) a claim that the provision of the Products, Supplier Material or Supplier Pre-existing IPR, or Customer's possession, use or sale of any Products, Supplier Material or Supplier Pre-existing IPR provided under this agreement, infringes the Intellectual Property Rights or other rights of any person.

32. Insurance

32.1 Public liability insurance

Supplier must take out and maintain during the Term and for seven years after the Term public liability insurance for an insured amount of $20 million or more for each occurrence, covering Customer, Supplier and their Personnel against liability to any person arising out of, or in connection with, the Products.

32.2 Reputable insurer

The insurance taken out by Supplier under this clause 32 must be with a reputable insurance company and on terms acceptable to Customer.

32.3 Evidence of insurance

If Customer requests, Supplier must promptly provide current relevant confirmation of insurance documentation from its insurance brokers certifying that it has the insurance required under this clause 32.

Part I – Termination

33. Termination

33.1 Termination for convenience

Customer may, in its absolute discretion, terminate this agreement, wholly or in part, for convenience at any time, by giving not less than 7 days written notice to Supplier.

33.2 Notification of events

Supplier must give Customer notice immediately if:

(a) Supplier disposes of the whole or any part of its assets, operations or business other than in the ordinary course of business;

(b) Supplier ceases to carry on business;

(c) Supplier ceases to be able to pay its debts as they become due;

(d) any step is taken by a mortgagee to take possession or dispose of the whole or any part of Supplier's assets, operations or business;

(e) any step is taken to enter into any arrangement between Supplier and its creditors; or

(f) any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a liquidator, a provisional liquidator, an administrator or other like person of the whole or any part of Supplier's assets or business.

33.3 Wrongful termination

If Customer issues (or purports to issue) a notice of termination and a court determines that such termination is wrongful, Customer's termination notice is deemed to be a termination notice for convenience validly given at the time of the invalid purported termination notice (and even if a requirement for giving that termination notice for convenience was not complied with).

33.4 Termination. This may be terminated at any time by either Customer or by Supplier with Sixty (60) (days) prior written notice to the other Party.

33.5 Termination for Cause. Either Party may terminate this Agreement for Cause with 30 days prior written notice to the other Party. Upon receipt of such notice the receiving Party shall have 20 days to cure. For purposes of this Agreement, "Cause" means:

i. Fraud, embezzlement, or theft.

ii. Willful misconduct damaging to the company, its reputation, products, services, or customers;

iii. Intentional violation of any law or regulation.

iv. Any unauthorized disclosure of any trade secret or confidential information of the company or a subsidiary.

v. Continued failure to perform duties owed to the Company.

vi. Being charged with a felony or a misdemeanour involving moral turpitude.

vii. Failure to may any required payment under the terms of this Agreement.

34. Consequences of termination

34.1 Sell down period

(a) On termination or expiry of this agreement:

(i) Customer may place a final order for the Products (**Final Order**) within 10 Business Days after termination or expiry;

(ii) Supplier must deliver the Products ordered in the Final Order in accordance with this agreement;

(iii) Customer may continue to distribute and sell and otherwise commercialise the Products in its possession as at the date of termination or expiry (as well as the Products the subject of the Final Order). Despite the termination or expiry of this agreement, the terms of this agreement will continue to apply to the:

(A) supply by Supplier; and

(B) distribution and sale by Customer,

of such Products.

(b) In addition to its rights under paragraph (a), on termination or expiry of this agreement Customer may:

(i) cancel, without liability, any outstanding orders for Products; and/or

(ii) return for a full refund all Products in Customer's possession or control as at the date of termination or expiry.

34.2 Return or destruction of Materials

On expiry or termination of this agreement, Supplier must:

(c) cease using Customer's Confidential Information (including the Customer Material); and

(d) promptly deliver to Customer (or, at Customer request, destroy) all Materials that contain or encapsulate any of the information referred to in paragraph (c).

34.3 Accrued rights and remedies

Termination of this agreement does not affect any accrued rights or remedies of either party.

Part J - General contract matters

35. Dispute resolution

35.1 Notice of Dispute

A party claiming that a dispute, difference or question arising out of this agreement has arisen (including a question as to whether certain services are in scope or not) (**Dispute**) must give the other party notice of the details of the Dispute (**Dispute Notice**).

35.2 No court proceedings unless procedure followed

A party must not start court proceedings (except proceedings seeking interlocutory relief) unless it has complied with this clause 0.

35.3 Negotiations

The parties must attempt to resolve any Dispute by negotiations using the following escalation procedure:

(e) when a Dispute Notice is given, each party's contract manager must first attempt to resolve the Dispute; and

(f) if the contract managers cannot resolve the Dispute within 5 Business Days after the Dispute Notice is given, each party must refer the Dispute to their chief executive officer (or his or her nominee) who must then attempt to resolve it.

35.4 Mediation

During the 14 days after a notice is given under clause 0 (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests.

35.5 Appointment of mediator

If the parties to the Dispute cannot agree on a mediator within 3 Business Days after a request under clause 0, the chairman of LEADR or the chairman's nominee will appoint a mediator.

35.6 Role of mediator

The role of a mediator is to assist in negotiating a resolution of the Dispute. A mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing.

35.7 Court proceedings if procedure fails

If the parties cannot resolve the Dispute within 30 days (or such longer period as agreed between the parties) after the Dispute is referred to mediation, then either party may seek any relief it considers appropriate in a court of competent jurisdiction.

35.8 Release if other party breaches

If a party breaches this clause 0 in relation to a Dispute, the other party need not comply with this clause 0 in relation to that Dispute.

35.9 Obligations continue

The parties must continue to perform their respective obligations under this agreement pending the resolution of a Dispute.

35.10 Costs

Each party must pay its own costs of complying with this clause 0.

36. Notices and other communications

36.1 Service of notices

A notice, demand, consent, approval or communication under this agreement (**Notice**) must be:

(g) in writing, in English and signed by a person duly authorised by the sender; and

(h) hand delivered or sent by prepaid post or email to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

36.2 Effective on receipt

A Notice given in accordance with clause 0 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(i) if hand delivered, on delivery;

(j) if sent by email, at the time and date at which the sender's email system records that the email was successfully delivered to the recipient; or

(k) if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia),

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

37. General

37.1 Alterations

This agreement may be altered only in writing signed by each party.

37.2 Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

37.3 Assignment by Supplier
Supplier must not assign any of its rights or purport to novate any of its obligations arising out of this agreement to a third party without Customer's prior written consent.

37.4 Assignment by Customer
Customer may assign any of its rights and novate any of its obligations under this agreement to a related body corporate of it without Supplier's prior consent.

37.5 Costs
Each party must pay its own costs of negotiating, preparing and executing this agreement.

37.6 Survival
Any indemnity or any obligation of confidence under this agreement is independent of, and survives termination of, this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement, including clauses 25, 26, 27, 29, 31, 32 and 0.

37.7. Counterparts
This agreement may be executed in counterparts. All executed counterparts constitute one document.

37.8 No merger
The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

37.9 Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transaction contemplated by it.

37.10 Severability
A provision or part of a provision of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining provisions or parts of the provisions of this agreement continue in force.

37.11 Waiver
A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

37.12 Setoff
Customer is entitled to set off against any amount that Customer owes Supplier any amount that Supplier owes to Customer from time to time, whether under this agreement or otherwise.

37.13 Relationship
Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

37.14 Governing law and jurisdiction
This agreement is governed by the law of Victoria, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.

37.15 Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter herein and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

Schedule 1 – Products

Product	Specifications	Shelf life
CBD Toothpaste	Hemp CBD Toothpaste	24 months
CBD Mouthwash	Hemp CBD Mouthwash	24 months

Schedule 2- Charges

1. Charges for Clinical Trial

Product	Unit price (excluding GST)
CBD Toothpaste 125mg CBD (75ml)	€4,65 (Per Unit)
CBD Mouthwash 125mg CBD (500ml)	€4,86 (Per Unit)
Total cost to the Customer for 125 units of CBD mouthwash, 125 units of placebo mouthwash, 50 units of CBD toothpaste and 50 units of placebo toothpaste is €3575,00.	

2. Royalty for commercial supply

2.1 Definitions

Net Sales means, in respect of a Product during a Royalty Period, the amount invoiced by Customer for sales of that Product in the Territory during the Royalty Period less the following deductions:

(a) transportation and insurance costs incurred by Customer;

(b) Taxes imposed on the sale of the Product (other than Taxes imposed on Customer's income);

(c) rebates or credits granted or allowed in connection with the sale of the Products (including as a result of returns or recalls); and

(d) fees and commissions paid to distributors, wholesalers, resellers or agents in connection with the sale of the Product.

Royalty means, in respect of a Product during a Royalty Period, the Net Sales for that Product during the Royalty Period times the Royalty Rate for that Product / 100.

Royalty Period means each calendar quarter during the Term.

Royalty Rate in respect of a Product means the rate specified in section 2.3 below.

2.2 Royalty payments

(a) Within 30 days after the end of each Royalty Period, Customer must pay to (or as directed by) Supplier the Royalty applicable for each Product for that Royalty Period.

(b) At the same time that it makes a payment under paragraph (a), Customer must give Supplier a written statement setting out:

(i) the identity and quantity of Products sold in the relevant Royalty Period; and

(ii) the Net Sales for the relevant Royalty Period.

2.3 Royalty Rates

The Royalty Rates for the Products are as follows:

Product	Royalty Rate
CBD Toothpaste (75ml)	5% of Net Sales
CBD Mouthwash (500ml)	5% of Net Sales

Schedule 3 – Clinical Trial Specifications

- Patients should brush three times a day; morning, noon and before bed.
- Patients should brush for no less than 180 seconds with a soft bristle toothbrush and then rinse the mouth with the CBD-mouthwash for no less than 120 seconds.
- Patients should not drink water or rinse the mouth with water for 30 minutes following the mouthwash.
- The same regimen will be followed with placebo.
- Other specifications to be confirmed between the Parties.

Signing page

EXECUTED as an agreement.

Executed by **Impression Healthcare Limited** in accordance with Section 127 of the *Corporations Act 2001*

Signature of director

TROY VALENTINE

Name of director

Signature of company secretary

GLENN FOWLES

Name of company secretary

Executed by an authorised representative of **Axim Biotechnologies Inc**

Signature of authorised representative

JOHN HUEMOELLER II

Name of authorised representative (print)